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EXHIBIT 21.01

        The principal subsidiary undertakings at April 30, 2002, all of which are wholly-owned, are:

	Notes	Country of incorporation and operation
Merant Holdings Limited	1	U.K.
Merant International Limited	1	U.K.
Merant, Inc	2	U.S.A.
Merant Pty Limited	2	Australia
Merant SA	2	France
Merant Gmbh	2	Germany
Merant Investments Limited	3	Jersey
Merant BV	2	Netherlands
Merant Pte Ltd	2	Singapore

(1)
Held directly by the Company

(2)
Held by a subsidiary undertaking

(3)
Operating as a financing company.

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  EXHIBIT 21.01